UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HEALTHSTREAM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HEALTHSTREAM, INC.
209 10TH Avenue South, Suite 450
Nashville, Tennessee 37203
(615) 301-3100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 29, 2008

Dear Shareholder:
     On Thursday, May 29, 2008, HealthStream, Inc. will hold its 2008 annual meeting of shareholders at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. The meeting will begin at 2:00 p.m., Central Daylight Time.
     We welcome shareholders that own our common stock at the close of business on April 3, 2008 to vote at this meeting. A list of our shareholders will be available at our principal executive offices at 209 10th Avenue South, Suite 450, Nashville, Tennessee, during ordinary business hours beginning two days after this notice of the annual meeting is first sent to shareholders. At the meeting, we will consider the following proposals:
     1. to elect three (3) persons nominated by the board of directors as Class II directors to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified;
     2. to ratify the appointment of Ernst and Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and
     3. to transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.
     Our 2007 Annual Report to Shareholders is being mailed to shareholders with this proxy statement. The annual report is not part of the proxy solicitation materials. Cameras and recording devices are not permitted at the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.
By Order of the Board of Directors,

Robert A. Frist, Jr.
Chief Executive Officer
Nashville, Tennessee
April 29, 2008

HEALTHSTREAM, INC.
209 10TH AVENUE SOUTH, SUITE 450
NASHVILLE, TENNESSEE 37203

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 29, 2008

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the Purpose of the Annual Meeting?
At HealthStream’s annual meeting, shareholders will act upon the election of three (3) persons nominated by the board of directors as Class II directors, the ratification of Ernst and Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and any other matters that may properly come before the meeting. In addition, our management will respond to questions from shareholders.

What are the Board of Directors’ Recommendations?
Our Board of Directors recommends that you vote:
•	FOR the election of each of the nominees set forth in this proxy statement to serve as directors on our Board of Directors; and

•	FOR the ratification of the appointment of Ernst & Young LLP.
If you complete and properly sign the accompanying proxy card and return it but do not specify your vote, the proxy will be voted in accordance with the recommendations of the Board of Directors set forth above. Further, if any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote as recommended by the Board of Directors, or, if no recommendation is given, in their own discretion.

Who May Attend the Annual Meeting?
Shareholders of record on April 3, 2008 may attend the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting their ownership of our common stock as of the record date. Cameras and recording devices are not permitted at the meeting.

Who is Entitled to Vote at the Annual Meeting?
The Board of Directors has fixed the close of business on Thursday, April 3, 2008 as the record date. Shareholders of record of our common stock at the close of business on April 3, 2008 may vote at this meeting.
As of the record date, there were 22,384,631 shares of our voting common stock outstanding. These shares were held by 3,006 holders of record. Every shareholder is entitled to one vote for each share of common stock the shareholder held of record on the record date.

Who is Soliciting My Vote?
This proxy solicitation is being made and paid for by HealthStream. In addition, we have retained ComputerShare, Georgeson Shareholder and Corporate Election Services to assist in the solicitation. We will pay these entities an aggregate of approximately $1,800 plus out-of-pocket expenses for their assistance. Our directors, officers and other employees not specially employed for this purpose may also solicit proxies by personal interview, mail, telephone or facsimile. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

On What Matters May I Vote?
You may vote on the election of three (3) persons nominated by the board of directors as Class II directors to our board of directors and the ratification of Ernst and Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

How Do I Vote?
Your vote is important. Whether or not you plan to attend the meeting in person, we urge you to submit your voting instructions to the proxy holders as soon as possible by completing, signing, dating, and promptly returning the enclosed proxy card in the enclosed prepaid envelope provided or by voting by telephone or Internet as described below. If you complete and properly sign the accompanying proxy card and return it in the enclosed prepaid envelope, your shares will be voted as you direct. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the proposals. You have the right to revoke your proxy at any time before the meeting by:
•	notifying our Senior Vice President, General Counsel and Secretary, Kevin O’Hara, at 209 10th Avenue South, Suite 450, Nashville, TN 37203;

•	voting in person; or

•	submitting a later-dated proxy card.

Can I Vote by Telephone or the Internet?
Yes, if you are a registered shareholder you may vote by telephone or the Internet by following the instructions included with your proxy card. The deadline for shareholders of record to submit voting instructions by telephone or the Internet is 11:59 p.m. Eastern Daylight Savings Time on May 28, 2008.
If your shares are held by your broker, often referred to as in “street name,” you may submit voting instructions by telephone or electronically through the Internet as instructed on your proxy card. The deadline for “street name’ holders to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on May 28, 2008.

How Will Voting on Any Other Business be Conducted?
We do not know of any business to be considered at the 2008 annual meeting other than the election of three (3) Class II directors to our board of directors and the ratification of Ernst and Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. If any other business is presented at the annual meeting, your signed proxy card gives authority to Robert A. Frist, Jr., our Chief Executive Officer, and Arthur E. Newman, our Executive Vice President, or either of them, to vote on such matters at their discretion.

What is a “Quorum”?
A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What Vote is Required to Approve Each Item?
Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.
The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 must receive affirmative votes from a majority of the shares voting to be elected.

What if I Abstain from Voting?
If you attend the meeting or send in your signed proxy card but abstain from voting on the proposal, you will be counted for purposes of determining whether a quorum exists. If you abstain from voting on the election of directors or the ratification of the independent registered public accounting firm, your abstention will have no effect on the outcome.

How do I Vote My Shares if They are Held in the Name Of My Broker (Street Name)?
If your shares are held by your broker, often referred to as in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. The Nasdaq Global Market (“Nasdaq”) rules provide that brokers and nominees may not exercise their voting discretion on certain non-routine matters without receiving instructions from the beneficial owner of the shares. Therefore, if you do not issue instructions to your broker, your broker is not allowed to exercise his or her voting discretion on certain non-routine matters and will return a proxy card with no vote (the “non-vote”) on the non-routine matter. In cases of a broker non-vote, the vote is treated as a vote against the related matter. For the remainder of issues, including election of directors and ratification of the independent registered public accounting firm, absent receiving instructions from you, your broker will vote your shares at his or her discretion on your behalf.

What is the Effect of a Broker Non-Vote?
A broker non-vote is treated as a vote against certain non-routine matters. Because directors are elected by a plurality of the votes cast by shareholders represented and entitled to vote at the Annual Meeting, “non-votes” are not considered in the election and because the independent registered public accounting firm is ratified by a majority of the votes cast by shareholders represented and entitled to vote at the Annual Meeting, “non-votes” are not considered in the ratification.

Who Will Count the Votes?
A representative of our transfer agent, ComputerShare, Atlanta, will count the votes and act as inspector of elections.

Where Can I Find the Voting Results?
We will announce the voting results at the Annual Meeting. We also will report the voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2008, which we expect to file with the Securities and Exchange Commission, or the SEC, in August 2008.

When are Shareholder Proposals Due in Order to be Included in Our Proxy Statement for the 2009 Annual Meeting?
Any shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, prior to the close of business on December 30, 2008.

When are Other Shareholder Proposals Due?
Our Bylaws contain an advance notice provision that requires that a shareholder’s notice of a proposal to be brought before an annual meeting must be timely. In order to be timely, the notice must be addressed to our Secretary and delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders.

How Can I Obtain Additional Information About the Company?
We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, excluding certain of its exhibits, without charge to any shareholder who makes a written request to Investor Relations Department, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or an oral request by calling (615) 301-3237. The Company’s Annual Report on Form 10-K and various other filings also may be accessed on the World Wide Web at www.healthstream.com or www.sec.gov. A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, excluding certain of its exhibits, is being mailed with this proxy statement.

Can I Communicate Directly with Members of the Company’s Board of Directors?
Yes, shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any board committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee) or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to outsidedirectors@healthstream.com. Our Compliance Officer, Kevin O’Hara, reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee.

Who Should I Contact if I Have Questions?
If you have any questions about the Annual Meeting or these proxy materials, please contact Kevin O’Hara, our Senior Vice President, General Counsel and Secretary, or Mollie Condra, our Senior Director of Communications, Research and Investor Relations, at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203, (615) 301-3100. If you are a registered shareholder and have any questions about your ownership of our common stock, please contact our transfer agent, ComputerShare, at 250 Royall Street, Canton, Massachusetts 02021 and (800) 568-3476. If your shares are held in a brokerage account, please contact your broker.

CORPORATE GOVERNANCE
     You can access our corporate charter, Bylaws, Corporate Governance Principles, current committee charters, Code of Conduct, Code of Ethics for Executive Officers and Directors and other corporate governance-related information on our website, www.healthstream.com (under the “Governance” section of the Investor page), or by addressing a written request to HealthStream, Inc., Attention: Secretary, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.
     We believe that effective corporate governance is important to our long-term health and our ability to create value for our shareholders. With leadership from our Nominating and Corporate Governance Committee, our Board of Directors regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced. The Nominating and Corporate Governance Committee also administers an annual skills assessment process as well as an annual self and peer evaluation process for the Board. In addition, our directors are encouraged to attend director education programs.
Board of Directors Meetings and Committees
     Our business is managed under the direction of our Board of Directors. Our Board of Directors is responsible for establishing our corporate policies and strategic objectives, reviewing our overall performance and overseeing management’s performance. The Board of Directors delegates the conduct of the business to our senior management team. Directors have regular access to senior management. They may also seek independent, outside advice. The Board of Directors considers all major decisions. The Board of Directors holds regular quarterly meetings, an annual strategic planning meeting, and meets on other occasions when required by special circumstances. The Board operates pursuant to our Corporate Governance Principles, a copy of which may be accessed in the governance section of our website at www.healthstream.com.
     The Board currently consists of nine members, a portion of which are standing for election or re-election and are identified, along with their biographical information, under “Proposal I — Election of Directors.” During 2007, our Board of Directors held nine meetings, the Audit Committee held eleven meetings, the Compensation Committee held one meeting and the Nominating and Corporate Governance Committee held five meetings. As a group, the Board members attended 95% of their Board and committee meetings. Our Chairman and Chief Executive Officer, Robert A. Frist, Jr., as well as Frank Gordon, Gerard M. Hayden Jr., Jeffrey L. McLaren, Dale Polley, and Linda Rebrovick, attended last year’s annual shareholder meeting. Our Board of Directors has adopted a policy strongly encouraging all of our directors to attend the annual meeting of shareholders. No director attended fewer than 75% of the 2007 meetings of the board of directors and its committees on which such director served.
     Each of our directors also devotes his or her time and attention to the Board of Directors’ principal standing committees. The Board of Directors has established three standing committees so that certain areas can be addressed in more depth than may be possible at a full board meeting. Ad hoc task forces are also formed to consider acquisitions or other strategic issues. Each standing committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The committees, their primary functions and memberships are as follows:
     Audit Committee. The Audit Committee’s primary duties and responsibilities are oversight of the integrity of HealthStream’s financial reporting process; oversight of our system of internal controls regarding finance, accounting and legal compliance; selecting and evaluating the qualification, independence and performance of our independent registered public accounting firm;

monitoring compliance with the Company’s Code of Ethics for Executive Officers and Directors and Code of Conduct; monitoring the reporting hotline; and providing an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.
     The Audit Committee operates pursuant to the terms of a Restated Audit Committee Charter, which may be accessed in the governance section of our website at www.healthstream.com. During 2007, the members of the Audit Committee were Ronald Hinds, Dale Polley, Gerard M. Hayden Jr., and Jeffrey L. McLaren. Mr. Hinds served as the Chairman of our Audit Committee until March 2007, at which time Mr. Polley assumed the role of Chairman. Mr. Hinds resigned from the Board and his Committee responsibilities effective April 2, 2007. Mr. Hayden resigned from the Board and his Committee responsibilities effective April 22, 2008, and was appointed as Chief Financial Officer of the Company. Mr. Hayden was replaced on the Audit Committee by Michael Shmerling. Each of our audit committee members is independent within the meaning of the listing standards of Nasdaq and Rule 10A-3 of the Securities Exchange Act. See “Audit Committee Report for 2007.”
     Compensation Committee. The Compensation Committee has the responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of our executive officers; evaluating the performance of the CEO; establishing and reviewing board compensation; reviewing and advising management regarding benefits and other terms and conditions of compensation of management; reviewing the Compensation Discussion and Analysis section of this Proxy statement; issuing the Compensation Committee report included in this Proxy statement; and administering the Company’s 2000 Stock Incentive Plan (the “2000 Plan”). The Compensation Committee operates pursuant to the terms of a Compensation Committee Charter, a copy of which may be accessed in the governance section of our website at www.healthstream.com. Members of the Compensation Committee during 2007 included Thompson S. Dent, Frank Gordon and Michael Shmerling, each of whom is independent within the meaning of the listing standards of Nasdaq. See “Compensation Committee Report for 2007.” Mr. Shmerling ceased to serve on the Compensation Committee on April 22, 2008 due to his appointment to the Audit Committee. He was replaced by Linda Rebrovick.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee provides assistance to the Board of Directors in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board of Directors, reviews and recommends corporate governance policies for the Company and annually evaluates the skills and performance of the Board of Directors. The Nominating and Corporate Governance Committee operates pursuant to the terms of a Nominating and Corporate Governance Committee Charter, a copy of which may be accessed in the governance section of our website at www.healthstream.com. Members of the Nominating and Corporate Governance Committee during 2007 included Linda Rebrovick, James F. Daniell and William W. Stead, each of whom is independent within the meaning of the listing standards of Nasdaq.
     Our Chairman and Chief Executive Officer proposes the agenda for the board meetings and presents the agenda to the Nominating and Corporate Governance Committee, which reviews the agenda with our Chairman and may raise other matters to be included in the agenda or at the meetings. All directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the board at the meetings and a substantial portion of the meeting time is devoted to the Board of Directors’ discussion of and questions regarding these presentations.

Executive Sessions
     The independent directors meet in executive session (i.e. with no members of management present) periodically, in at least two regularly scheduled meetings each year. The Chair of the Nominating and Corporate Governance Committee has been designated by the independent directors to preside at these meetings.
Independent Directors
     The Board of Directors has determined that James F. Daniell, Thompson S. Dent, Frank Gordon, Jeffrey L. McLaren, Dale Polley, Linda Rebrovick, Michael Shmerling, and William W. Stead do not have any relationship that, in the opinion of the Board, would interfere with the exercise of the Board member’s independent judgment in carrying out the responsibilities of a director and none of such directors has any relationship with the Company which would cause him or her to fail to meet the definition of “independent” under the listing standards of Nasdaq. All members of the standing committees of the Board of Directors are considered independent consistent with these rules.
Independence, Financial Literacy and Designation of Financial Experts
     The Audit Committee of the Board of Directors has determined that all members of the Audit Committee are financially literate under the current listing standards of Nasdaq. The Board also determined that Dale Polley qualifies as an “Audit Committee Financial Expert” as defined by the regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002 and that Mr. Polley is “independent” as that term is used in item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act.
Skills Assessment and Board Evaluation Process
     The Nominating and Corporate Governance Committee is responsible for assessing the Board’s skills, evaluating director performance and providing feedback to directors for performance improvement. Further, the Nominating and Corporate Governance Committee annually assesses the skills required of the board to support appropriate governance and corporate oversight. In connection with these responsibilities, the Nominating and Corporate Governance Committee annually conducts a board skills assessment as well as self and peer evaluations for the full board. The board evaluation process includes self and peer reviews, suggestions for individual improvement, year to year comparison and trend analysis for both individual board members and the board on a composite basis. The Board annually reviews the results to improve effectiveness of the board as a whole. The skills assessment and board evaluation processes are used to determine skill requirements for new board member nominations, assessing committee assignments, reviewing the qualifications of incumbent directors to determine whether to recommend them to the Board of Directors as nominees for reelection and to support improvement of the effectiveness of the Board.

Nominating Committee Process
     The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as members of the company’s Board of Directors as well as reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board of Directors as nominees for reelection. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee shall take into account all factors it considers appropriate, which may include (a) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the Securities and Exchange Commission), and local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, time availability, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a present need on the Board of Directors. With respect to new candidates for Board service, a full evaluation generally also includes a detailed background check.
     The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Secretary, HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholder recommendations for nominees must include certain biographical and other information, which may be found in the Company’s Amended and Restated Bylaws, and the proposed nominee’s written consent to nomination. The recommendations must be delivered or mailed and received at our principal executive offices not less than 120 days prior to the first anniversary of the date this notice of annual meeting was provided to shareholders (December 30, 2008).
Limitations on Other Board Service
     Our Code of Conduct and Governance Principles provide that a member of the board may not serve on more than two other public company boards without Board approval. Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations. Service on boards and/or committees of other organizations must also be consistent with our conflict of interest policy, as set forth in our Code of Conduct and Code of Ethics for Executive Officers and Directors, which, among other things, require a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.
Communication with the Board of Directors
     Shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com. Shareholders may communicate with the chair of any board committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee) or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to outsidedirectors@healthstream.com. Our Compliance Officer, Kevin

O’Hara, reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Concerns relating to accounting, financial reporting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee.
Certain Relationships and Related Transactions
     Since the beginning of the last fiscal year, we are aware of no related party transactions between us and any of our directors, executive officers, 5% shareholders or their family members which may require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
     Pursuant to its written charter, the Audit Committee reviews and approves all related party transactions involving our directors, executive officers, immediate family members, or other entities by which any of the foregoing persons are employed (“Related Party”). In connection with this review and approval, the Committee reviews the relevant information and facts available to it regarding any transactions being considered or reviewed and takes into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction.
Compensation Committee Interlocks and Insider Participation
     The members of the Compensation Committee are responsible for determining executive compensation and stock option grants to executive officers. During 2007, the following directors served on the Compensation Committee: Thompson S. Dent, Frank Gordon and Michael Shmerling. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executive serves on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.
Code of Conduct
     The Company has established a Code of Conduct that applies to all directors and employees of HealthStream, Inc. The purpose of the Code of Conduct is, among other things, to provide written standards for our directors and employees that are reasonably designed to support high standards of business and personal ethics in the discharge of their duties. A copy of the Code of Conduct may be accessed in the governance section of our website at www.healthstream.com.
Code of Ethics for Executive Officers and Directors
     The Company has established a Code of Ethics that applies to all executive officers and directors of HealthStream, Inc., including our principal executive officer, principal financial officer, and principal accounting officer. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote: honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Code of Ethics, as well as any amendments to or waivers from the Code of Ethics, may be accessed in the governance section of our website at www.healthstream.com.
Mandatory Holding Periods
     Stock option grants to members of the Board are subject to a mandatory one year holding period after option exercise.
Succession Planning
     Annually, during an executive session of our directors, our Board reviews the Company’s succession plan. In preparation for this session, the chairman of the Nominating and Corporate Governance Committee reviews with our Chairman and CEO the Company’s succession plan.
Board Member Orientation
     Upon nomination by the Board of a new board member, management and the Nominating and Corporate Governance Committee conduct an orientation session with the new board member. During this session, the board member is provided with an overview of the Company’s operations, its organizational structure, its products and services, management’s risk assessment, corporate governance documents and guidelines, compliance and reporting requirements, as well as our annual board calendar. Orientation is further customized to address anticipated committee assignments or specific requests of our board members.
Strategic Planning
     The Board of Directors and executive team meet annually to review the Company’s strategic plan. During this session, discussions include a high level review of the Company’s mission and vision as well as the Company’s strategic plan for the next three to five years.

AUDIT COMMITTEE REPORT FOR 2007
     The Audit Committee of the Board of Directors is comprised of three directors who are independent directors as defined under Nasdaq Rule 4200(a)(15). The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act. During 2007, the members of the Audit Committee were Ronald Hinds, Dale Polley, Gerard M. Hayden Jr., and Jeffrey L. McLaren. Mr. Hinds served as the Chairman of our Audit Committee until March 2007, at which time Mr. Polley assumed the role of Chairman. Mr. Hinds resigned from the Board and his Committee responsibilities effective April 2, 2007. Mr. Hayden resigned from the Board and his Committee responsibilities effective April 22, 2008, and was appointed as the Company’s Chief Financial Officer. Mr. Hayden was replaced on the Audit Committee by Michael Shmerling.
     In accordance with its written charter, the Audit Committee is charged with oversight of the integrity of HealthStream’s financial reporting process; our system of internal controls regarding finance, accounting and legal compliance; and the qualification, independence and performance of our independent registered accounting firm. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Among other things, the Committee monitors preparation by our management of quarterly and annual financial reports and interim earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the independent registered public accounting firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
     The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including matters in the written disclosures required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.
     The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their understanding of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.
     The Audit Committee is governed by a restated charter. The Audit Committee held eleven meetings during fiscal year 2007.
Dale Polley, Audit Committee Chairman
Ronald Hinds, Audit Committee Chairman (through March 2007)
Gerard M. Hayden, Jr. Audit Committee Member (through April 2008)
Jeffrey L. McLaren, Audit Committee Member
The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
ITEM ONE — ELECTION OF DIRECTORS
     The Board of Directors is divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. Directors who were elected by the Board of Directors to fill a vacancy in a class whose term expires in a later year are elected for a term equal to the remaining term for their respective class. The Fourth Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The current Board of Directors is comprised of nine members. Three members of the Board of Directors will be elected as Class II directors at the Annual Meeting.
     The Board of Directors has nominated and recommends to the shareholders, Jeffrey L. McLaren, Linda Rebrovick, and Michael Shmerling for election as Class II directors to serve until the annual meeting of shareholders in 2011 and until such time as their respective successors are duly elected and qualified. Mr. McLaren, Ms. Rebrovick, and Mr. Shmerling are currently Class II directors of the Company having been previously elected by the shareholders.
     If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to continuing directors who are not nominees for election at the Annual Meeting is set forth on the following pages.
     The directors shall be elected by a plurality of the votes cast in the election by the holders of the common stock represented and entitled to vote at the Annual Meeting.

			Director
Name	Age	Principal Occupation/Directorships	Since
Director Nominees: Class II Directors (Terms Expire 2011)
Jeffrey L. McLaren	41	Jeffrey L. McLaren has served as chief executive officer of Southern Genesis Inc., a management consulting company since October 2002. During 2005 and 2006 he served as chief executive officer of Safer Sleep LLC, a health care and technology company. Mr. McLaren is one of our co-founders, served as our president from 1990 through November 2000 and as our chief product officer from 1999 through November 2000. Mr. McLaren graduated from Trinity University with a Bachelor of Arts in both business and philosophy.	1990

Linda Rebrovick	52	Ms. Rebrovick is a principal and officer at NMG Advisers, Inc., a management consulting company. She previously served as vice president of healthcare sales for Dell Inc., a global systems and services company, from May 2005 to August 2007. Prior to joining Dell, Ms. Rebrovick was executive vice president and chief marketing officer of BearingPoint, Inc., formerly KPMG Consulting, Inc. from January 2001 to May 2005. Ms. Rebrovick was an executive vice president of KPMG Consulting’s Health Care Consulting division from February 2000 to January 2001. Ms. Rebrovick was a national managing partner of KPMG LLP’s Health Care Consulting division, served on its board of directors and was the chair of its board process and evaluation committee from 1997 to 2000. Ms. Rebrovick received a Bachelor of Science in marketing from Auburn University.	2001

Michael Shmerling	52	Mr. Shmerling is Chairman of the Choice Food Group, a manufacturer and distributor of food products throughout the United States. Mr. Shmerling has also served as a senior advisor to Kroll’s Background Screening Group, a Marsh & McLennan Company since August 2005. From August 2004 through August 2005, Mr. Shmerling served as Chairman of Kroll’s Background Screening Group. From May 2001 until July 2004, Mr. Shmerling served as Executive Vice President of Kroll, Inc., a risk consulting company, as well as serving on Kroll’s Board of Directors. Mr. Shmerling co-founded Background America Inc. (“BAI”), a risk mitigation and corporate compliance company, in 1995, which was sold to The Kroll-O’Gara Company in June 1999. Mr. Shmerling serves on the board of directors of Capital Bank & Trust Co., a financial institution, as well as several non-profit organizations. Prior to founding BAI, Mr. Shmerling spent over 16 years in public accounting and the privatized criminal justice industry. Mr. Shmerling received a Bachelor of Accountancy from the University of Oklahoma.	2005

			Director
Name	Age	Principal Occupation/Directorships	Since
Continuing Directors: Class III Directors (Terms Expire 2009)
Robert A. Frist, Jr.	41	Robert A. Frist, Jr., one of our co-founders, has served as our chief executive officer and chairman of the board of directors since 1990. Mr. Frist graduated with a Bachelor of Science in business with concentrations in finance, economics and marketing from Trinity University.	1990

Frank Gordon	45	Mr. Gordon has served as managing partner of Crofton Capital LLP, a private equity fund since January 2004. From 1998 through 2004, Mr. Gordon served as vice president of development and managed care of MediSphere Health Partners, Inc., a health care services company. Mr. Gordon serves on the board of directors of Sy.Med Development, Inc. a healthcare provider credentialing application and data management company. Mr. Gordon earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.	2002

Class I Directors (Terms Expire 2010)
James F. Daniell, M.D.	64	Dr. Daniell has maintained a private medical practice at Centennial Medical Center in Nashville since 1984. A founding member of the Society for Reproductive Surgeons, he served as past president of the International Society of Gynecologic Endoscopy and the Nashville OB/GYN Society. Dr. Daniell is also a director of Safer Sleep LLC, a health care and technology company. Dr. Daniell holds a Bachelor of Science from David Lipscomb University and an M.D. from the University of Tennessee.	1995

Thompson S. Dent	58	Mr. Dent has served as president and chief executive officer of MedTel International Corporation, an international diagnostic imaging company based in Nashville, TN, since June 2004. Mr. Dent is a co-founder of PhyCor, Inc., a physician practice and IPA management company. Mr. Dent served as chairman of the board and chief executive officer from June 2000 to February 2002 at which time he transitioned out of the company and continued as its chairman until August 2002. Mr. Dent holds a Masters in Healthcare Administration from The George Washington University and a Bachelors degree in Business from Mississippi State University.	1995

			Director
Name	Age	Principal Occupation/Directorships	Since
Dale Polley	58	Mr. Polley retired as a vice chairman and member of the board of directors of First American Corporation and First American National Bank in 2000. In the nine years preceding these positions, Mr. Polley served in various executive management positions at First American, which included serving as its president from 1997 to 1999. Mr. Polley serves on the board of directors of O’Charley’s Inc., a restaurant company, and Pinnacle Financial Partners, Inc., a financial services firm, both public companies headquartered in Nashville, Tennessee, as well as several non-profit organizations. Mr. Polley served as a director for the Federal Reserve Bank of Atlanta, Nashville branch, from 1995 to 2001. Mr. Polley earned a Bachelor of Business Administration in accounting from Memphis State University.	2006

William W. Stead, M.D.	59	Dr. Stead has served as associate vice chancellor for health affairs and chief information officer of Vanderbilt University Medical Center since 1991. In 2007, he added responsibility for strategy and transformation at the medical center. He is a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the Institute of Medicine of the National Academy of Sciences and Computer Science and Telecommunication Board of the National Research Council. He served as a presidential appointee to the Systemic Interoperability Commission. He is past Chairman, Board of Regents, National Library of Medicine, and Past President of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in chemistry and an M.D. from Duke University.	1998
     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

ITEM TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2007 are described below under “Audit and Non-Audit Fees.”
     Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and we expect that they will be available to respond to questions.
     Ratification of the appointment of Ernst & Young LLP requires the affirmative vote from a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the Annual Meeting. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.
     THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.
Audit and Non-Audit Fees
     Audit Fees. Fees for audit services totaled $232,786 and $204,303 in 2007 and 2006, respectively, including fees associated with the audit of our annual financial statements and the reviews of our quarterly reports on Form 10-Q.
     Audit-Related Fees. Fees for audit-related services during 2007 and 2006 totaled $76,939 and $166,400, respectively. Audit-related services principally include acquisition audit services associated with the acquisition in March 2007 of The Jackson Organization, Research Consultants, Inc., consultation related to accounting and disclosure of transactions, and the annual audit of the Company’s employee benefit plans.
     Tax Fees. Fees for tax services totaled $38,937 and $55,740 during 2007 and 2006, respectively. The tax fees relate to federal and state tax compliance matters, including the utilization of our net operating losses as well as tax advice and planning.
     All Other Fees. There were no other fees paid during 2007 and 2006 that were not included in the captions above.
     All fees paid to Ernst & Young LLP were approved by the Audit Committee pursuant to Regulation S-X, Rule 2-01(c)(7)(i).

Pre-Approval of Audit and Non-Audit Fees
     The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public auditing firm. In 2007 and 2006, the Audit Committee approved all audit and non-audit fees disclosed above. The Audit Committee’s pre-approval policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.
EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis
     Overview of Compensation Process. The Compensation Committee of the Company’s Board of Directors (the “Committee”) is comprised solely of non-employee, outside, independent directors. Messrs. Dent, Gordon, and Shmerling have each served as members of the Committee since the beginning of the Company’s last fiscal year, with Mr. Dent serving as the Committee’s chair.
     The Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our chief executive officer and administering the Company’s equity-based and incentive plans, among other things. The Committee undertakes these responsibilities pursuant to a written charter adopted by the Committee which is reviewed at least annually by the Committee. The Compensation Committee Charter may be accessed on our website in the governance section of our investor tab at www.healthstream.com.
     The Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests.
     The Committee also solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each member of the executive team, given his insight into internal pay equity and positioning issues, as well as executive performance. At a Committee meeting typically held during the first quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each member of the executive team, including his recommendations on any compensation adjustments for members of the executive team. Following the Chief Executive Officer’s presentation and Committee discussion, the Committee discusses and approves any compensation adjustments for each member of the executive team, based on competitive considerations, the Chief Executive Officer’s assessment of individual performance, the Company’s performance and the executive’s current salary.
     The process is similar for determining the compensation adjustments for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Committee with a recommendation. The Chief Executive Officer presents a self-assessment of his performance during the year to the Committee, which then meets to discuss and approve any compensation adjustment, based on its assessment of the Chief Executive Officer’s performance, the Company’s performance and the Chief Executive Officer’s current salary. Historically, Mr. Frist has elected to receive annual cash compensation at levels below the average base compensation levels of chief executive officers at comparable companies and below those recommended by the Committee.

     Compensation Philosophy. The fundamental objective of our executive compensation policies is to attract and maintain executive leadership that will execute the Company’s business strategy, uphold the Company’s mission, vision and values and deliver results and long-term value to the Company’s shareholders. Accordingly, the Committee seeks to develop and maintain a compensation structure that will attract, retain and motivate highly qualified and high-performing executives through compensation that is fair, balanced, aligned with shareholder interests, and linked to overall financial performance.
     It is the Committee’s goal to have a portion of each executive’s compensation contingent upon the Company’s financial performance, provided a reasonable return is achieved consistent with growth in earnings or similar financial metrics, as well as providing equity-based compensation that encourages sustained long-term performance. The Committee’s compensation philosophy for the executive team emphasizes an overall analysis of the executive’s performance for the year, projected role and responsibilities, required impact on execution of the Company’s strategy, external pay practices, total cash and equity compensation and other factors the Committee deems appropriate. Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent. Based on these objectives, the Committee has determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary, which reflects individual performance and is designed primarily to be competitive within the Company’s market; (ii) annual cash bonuses based on the financial performance of the Company, in accordance with the goals established by the Committee; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interest between executive officers and our shareholders.
     The specific analysis regarding the components of total executive compensation for 2007 are described below. The primary components of the 2007 program were cash compensation, consisting of a base salary, and equity incentives, consisting of stock options.
     Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status and job responsibilities. Each year the Committee reviews and approves a revised annual salary plan for executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by similar companies for comparable positions, and the Company’s recent financial performance. Taking these factors into account, the Committee approved base salaries for Named Executive Officers in the following amounts:

	2007 Base	2006 Base	Percentage
Name and Title	Salary(1)	Salary(1)	Increase
Robert A Frist, Jr., President and Chief Executive Officer	$195,000	$185,000	6.0%
Arthur E. Newman, Executive Vice President and Chief Financial Officer	195,000	185,000	6.0%
J. Edward Pearson, Senior Vice President	200,000	200,000	0.0%
Kevin O’Hara, Senior Vice President, General Counsel and Secretary(2)	165,000	140,000	18.0%
Susan A. Brownie, Senior Vice President, Chief Financial Officer, and Secretary(3)	190,000	170,000	11.8%
(1)	Effective February 1 of each year.

(2)	Mr. O’Hara was promoted to Senior Vice President and General Counsel effective February 1, 2007.

(3)	Mrs. Brownie left the Company in August 2007.

     Cash Bonuses. In addition to base salary, our cash bonus plan compensation provides our executive officers with the potential for enhanced cash compensation based on the financial performance of the Company. For the 2007 Cash Bonus Plan, the Committee established performance objectives that would reward senior management for significant growth in earnings. The Committee chose earnings growth as a measure because it believed that there is a strong relationship between growth in earnings and growth in shareholder value. The plan was structured to provide bonus payouts (as a percentage of base salary) for achieving certain net profit goals for 2007. The bonus payouts were structured as follows: 1) 0.75 percent for achieving the minimum threshold level of net profit of $3.2 million, 2) 1.75 percent for achieving the target level of net profit of $3.5 million, and 3) 11.75 percent for achieving the maximum level of net profit of $4.9 million. Since the Company did not achieve its minimum threshold net profit level for 2007, no cash bonuses were awarded to our Named Executive Officers.
     Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation should strengthen and align the interests of our executive officers with our shareholders. The Committee believes that the strategy of time-based vesting is in the best interest of shareholders.
     Equity incentive awards are generally granted to our executive officers on an annual basis. Award levels in 2007 were consistent with the objectives and approaches discussed above, and consistent with the Company’s retention, performance, and shareholder alignment objectives. The Committee typically approves these awards at its first quarter Committee meeting. Awards are granted on the date of the Committee meeting. The Committee may also approve additional equity incentive awards in certain special circumstances, such as promotion of an executive officer to a new position, new executive team members, or in recognition of special contributions or achievements by an executive officer. During 2007, the following stock options for the purchase of the Company’s common stock were granted to our Named Executive Officers pursuant to the 2000 Plan:

	Shares Subject to Time-Based	Exercise	Aggregate Grant Date
Name and Title	Vesting Option Grant	Price(1)	Fair Value
Robert A Frist, Jr., President and Chief Executive Officer	—	$—	$—
Arthur E. Newman, Executive Vice President and Chief Financial Officer	34,000	3.75	81,600
J. Edward Pearson, Senior Vice President	34,000	3.75	81,600
Kevin O’Hara, Senior Vice President, General Counsel and Secretary	34,000	3.75	81,600
Susan A. Brownie, Senior Vice President, Chief Financial Officer, and Secretary(2)	50,000	3.75	120,000
(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.
(2)	Mrs. Brownie left the Company in August 2007 and forfeited those options granted in 2007.
     The stock options are subject to the terms of the 2000 Plan and the individual grant award agreements. The options vest annually, in four increments as of the first, second, third and fourth anniversaries of the grant date, subject to acceleration as contemplated in the 2000 Plan. Each of the options has an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on Nasdaq on the date of the grant. The aggregate grant date fair value of each option award is computed in accordance with Statement of Financial Accounting Standards No. 123R, or FAS 123R.

     Chief Executive Officer Compensation. In establishing the compensation of Robert A. Frist, Jr., the Company’s Chief Executive Officer, the Compensation Committee utilized the same compensation policies applicable to executive officers in general; however, Mr. Frist has elected to receive annual cash compensation at levels below the average base compensation levels of chief executive officers at comparable companies. Effective in 2007, Mr. Frist’s annual base salary was increased from $185,000 to $195,000.
     Perquisites and Other Benefits. The Company has paid commuting expenses (of $26,685) to Nashville, Tennessee, to Arthur E. Newman, including tax gross up payments to Mr. Newman to cover income tax associated with such payments. Our executive officers are also eligible for benefits generally available to and on the same terms as the Company’s employees including health insurance, disability insurance, dental insurance, and life insurance. We reimburse our Chief Executive Officer for life insurance coverage in an amount not to exceed $10,000. While the Company maintains a 401(k) Plan, the Company has not provided any matching contributions under such plan.
     Employment Agreement, Severance and Change In Control Agreements. We maintain an employment agreement with Robert A. Frist, Jr., our chief executive officer, the term of which is automatically extended for successive one year periods unless on or before a date that is 90 days prior to the expiration of the employment term either the Company or Mr. Frist shall have given written notice to the other of its or his intention not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the extended employment term. Mr. Frist is also entitled to participate in any bonus program or stock option plan that is generally available to our officers or senior management. In addition, Mr. Frist is eligible for reimbursement of life insurance coverage in an amount not to exceed $10,000 annually. Under his employment agreement, Mr. Frist has agreed not to compete with us and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions. Mr. Frist is entitled to severance benefits if we terminate him without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment or if he resigns upon the occurrence of a material breach of the agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent recommended salary by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares and other benefits will fully vest immediately.
     Under the 2000 Plan, any outstanding stock options become fully exercisable and immediately vested upon a change of control, as defined in the 2000 Plan.
     Compensation Decisions for 2008. In April 2008, the Committee reviewed the performance and compensation of the executive team, discussed the hiring of a Chief Financial Officer, and discussed the grant of equity-based rewards to executive officers. In addition, the Committee provided management with its philosophy with regard to the 2008 Incremental Net Income Incentive Plan, reflecting tiered bonuses as a percentage of base salary ranging from a minimum payout of 4.2 percent for exceeding the Company’s budgeted net income for 2008, with incremental payouts for net income performance above the minimum level, and a maximum payout of 35 percent for net income performance significantly higher than the minimum payout level. The Committee approved the grant of stock options to management during the April 2008 meeting.

     The table below summarizes the current base salary levels and 2008 equity incentive grants for the Named Executive Officers, in addition to Mr. Hayden and Mr. Doster, who we anticipate will be Named Executive Officers in our 2009 proxy statement.

		Shares Subject to Time-
	2008 Base	Based Vesting		Exercise
Name and Title	Salary (1)	Option Grant (2)		Price
Robert A Frist, Jr., President and Chief Executive Officer	$205,000	—		$—
Arthur E. Newman, Executive Vice President and Chief Financial Officer	205,000	32,000		2.80
J. Edward Pearson, Senior Vice President	210,000	32,000		2.80
Kevin O’Hara, Senior Vice President, General Counsel and Secretary	185,000	32,000		2.80
Gerard M. Hayden, Jr., Senior Vice President and Chief Financial Officer	200,000	75,000	(3)	(3)
Jeffrey S. Doster, Senior Vice President and Chief Technology Officer	200,000	75,000	(3)	(3)
(1)	Effective February 1 of each year, or upon date of hire, if applicable.

(2)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.

(3)	Mr. Hayden and Mr. Doster will begin employment with the Company in May 2008 and will be granted stock options at that time. The options will have an exercise price equal to the fair market value of our common stock on the date of grant.
     Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s CEO and any of the other four most highly compensated executive officers. The $1.0 million limitation applies to all types of compensation, including amounts realized upon the exercise of stock options, unless the awards and plan under which the awards are made qualify as “performance based” under the terms of the Code and related regulations. Based on applicable tax regulations, any taxable compensation derived from the Company’s cash bonus plan and from the exercise of stock options granted pursuant to the 2000 Plan should qualify as “performance based” compensation for purposes of Section 162(m). None of the Company’s executive officers received compensation that exceeded the applicable deductibility limits in 2007.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Board approve the inclusion of the Compensation Discussion and Analysis in our Proxy Statement on Schedule 14A for filing with the SEC.
Submitted by the Compensation Committee of the Board of Directors:
Thompson S. Dent, Compensation Committee Chairman
Frank Gordon, Compensation Committee Member
Michael Shmerling, Compensation Committee Member
The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table
     The following table sets forth information for fiscal year 2007, regarding the compensation earned by the Chief Executive Officer and the other most highly compensated executive officers based on salary and bonus earned during 2007 (“Named Executive Officers”).

				Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Total
Robert A. Frist, Jr.	2007	$194,167	$15,725	$40,474	$10,000	$260,366
Chief Executive Officer, President	2006	182,083	12,750	49,280	10,000	254,113

Arthur E. Newman	2007	194,167	15,725	53,153	26,685	289,729
Executive Vice President and	2006	184,167	14,875	53,399	22,686	275,127
Chief Financial Officer

J. Edward Pearson	2007	200,000	9,208	69,477	—	278,685
Senior Vice President	2006	108,333	10,000	36,643	—	154,976

Kevin P. O’Hara Senior Vice President,	2007	162,917	11,900	35,767	—	210,584
General Counsel and Secretary	2006	138,334	10,200	31,032	—	179,566

Susan A. Brownie (4) Senior Vice President,	2007	114,179	14,450	68,358	—	196,988
Chief Financial Officer, and	2006	168,333	12,750	45,808	—	226,891
Secretary
(1)	Bonuses listed for each fiscal year relate to payments within a fiscal year of amounts related to the previous fiscal year.

(2)	Represents the proportionate amount of the total value of all option awards to named executive officers recognized as an expense during 2007 for financial accounting purposes under SFAS 123R, and for the purpose of this schedule, excludes the estimate of forfeitures related to service-based vesting conditions. For significant assumptions with regard to such valuation under SFAS 123R, see Note 11 — Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 28, 2008.

(3)	Includes other compensation for the reimbursement of life insurance premiums for Mr. Frist and reimbursement of expenses associated with commuting to Nashville, Tennessee as well as related gross up tax payments for Mr. Newman.

(4)	Mrs. Brownie left the Company in August 2007.
Grants of Plan-Based Awards
     The following table provides information related to options granted to the Named Executive Officers during the 2007 fiscal year and the exercise price of the stock options. Grants are made in accordance with the 2000 Plan, which includes grants made at fair market value on the date of grant, vesting in four equal installments on the anniversary of the grant date, and eight year terms. The aggregate grant date fair value of such annual option grants have ranged from one-fifth to one-fourth of the Named Executive Officer’s total compensation. We have not issued restricted stock, stock appreciation rights or other equity-based awards to our executive officers. We have not modified or repriced outstanding options.

					All Other Option		Grant
		Estimated Future Payments Under Non-			Awards: Number	Exercise	Date Fair
		Equity Incentive Plan Awards (1)			of Securities	or Base	Value of
	Grant				Underlying	Price of	Option
Name	Date	Threshold	Target	Maximum	Options	Award	Awards(2)
Robert A. Frist, Jr.	—	$1,463	$3,413	$22,913	—	$—	$—
Arthur E. Newman	3/7/2007	1,463	3,413	22,913	34,000	$3.75	81,600
J. Edward Pearson	3/7/2007	1,500	3,500	23,500	34,000	$3.75	81,600
Kevin O’Hara	3/7/2007	1,238	2,888	19,388	34,000	$3.75	81,600
Susan A. Brownie	3/7/2007	1,425	3,325	22,325	50,000	$3.75	120,000
(1)	Represents the target, threshold and maximum bonus levels that could have been earned under the company’s cash bonus plan for fiscal year 2007. The plan is described under “Compensation Discussion and Analysis — Cash Bonuses.” No cash bonuses were awarded under the plan.
(2)	Represents the aggregate fair value computed in accordance with SFAS 123R. For significant assumptions with regard to such valuation under SFAS 123R, see Note 11 — Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 28, 2008.
Outstanding Equity Awards at Fiscal Year End
     The following table provides information related to options outstanding held by the Named Executive Officers at the end of fiscal year 2007. We have not issued stock appreciation rights or warrants to our executive officers.

	Number of Securities	Number of Securities
	Underlying	Underlying	Option	Option
	Unexercised Options-	Unexercised Options-	Exercise	Expiration
Name	Exercisable	Unexercisable	Price(1)	Date(2)
Robert A. Frist, Jr.	37,500	12,500	$2.69	2/19/2012
	28,000	28,000	$3.18	2/25/2013

Arthur E. Newman	129,500	—	$6.49	1/28/2008
	28,000	—	$2.13	10/17/2008
	90,000	—	$1.10	9/17/2009
	50,000	—	$1.32	4/16/2011
	30,000	10,000	$2.69	2/19/2012

	16,000	16,000	$3.18	2/25/2013
	9,000	27,000	$2.75	2/9/2014
	—	34,000	$3.75	3/7/2015

J. Edward Pearson	31,250	93,750	$3.39	6/14/2014
	—	34,000	$3.75	3/7/2015

Kevin P. O’Hara	5,000	—	$1.35	3/15/2010
	10,000	—	$1.32	4/16/2011
	12,000	4,000	$2.69	2/19/2012
	10,000	10,000	$3.18	2/25/2013
	7,000	21,000	$2.75	2/9/2014
	—	34,000	$3.75	3/7/2015
(1)	The exercise price is the closing price of our common stock on Nasdaq on the date of grant.

(2)	Options generally vest ratably over four years and expire eight years from the date of grant.

Options Exercised During 2007
     The following table provides information related to options exercised and values realized by our Named Executive Officers under the Company’s 2000 Plan during the 2007 fiscal year:

	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise (1)
Susan A. Brownie	69,429	$63,529
(1)	The value realized equals the difference between the option exercise price and the closing price of the Company’s stock on the date of exercise, multiplied by the number of shares to which the exercise relates.
Equity Compensation Plan Information
     The following table provides information related to securities available and outstanding under the Company’s equity compensation plans as of the end of the 2007 fiscal year:

Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance under equity
	exercise of outstanding	outstanding	compensation plans
	options, warrants and	options, warrants	(excluding securities
Plan Category	rights	and rights	reflected in the first column)
Equity compensation plans approved by security holders	2,538,807	$3.36	1,905,437
Equity compensation plans not approved by security holders	—	—	—

Total	2,538,807	$3.36	1,905,437
Potential Payments Upon Termination or Change-in-Control
     As of December 31, 2007, we maintained only one employment agreement, with Robert A. Frist, Jr., our Chief Executive Officer. The term of the agreement automatically extends for successive one year periods unless either party provides 90 days advance notice of their intent not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the extended employment term. Mr. Frist is entitled to severance benefits if we terminate him without cause; if he resigns for good reason after a change-in-control; if he resigns upon the occurrence of a material change in the terms of his employment; or if he resigns upon the occurrence of a material breach of the agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent recommended salary by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change-in-control, all options, shares and other benefits will fully vest immediately. If Mr. Frist is terminated for cause, or because of his death, disability, or voluntary resignation without good reason, he would not be entitled to any compensation or benefits beyond his effective termination date, other than benefits provided through statutory requirements.
     Under the terms of the 2000 Plan, any outstanding stock options will become fully vested and exercisable upon a change-in-control. Further, the 2000 Plan also provides for cash payments based on the difference between the change-in-control price per share of common stock and the per share exercise price of each outstanding option, multiplied by the number of shares of common stock that would be issued if such option were exercised upon a change-in-control. Under the terms of the 2000 Plan, the change-in-control price is to be based on the highest price paid per share for any transaction reported on Nasdaq at any time during the 60 day period immediately preceding the occurrence of the change-in-control.
The following table shows the potential payments described above for our Named Executive Officers:

	Termination
	without cause,
	resignation for
	good reason,		Involuntary
	or resignation		termination for
	for good		cause or
	reason after a		resignation
	change-in-	Change-in-	without good		Death or
Name	control	control	reason	Retirement	disability
Robert A. Frist, Jr.
Cash severance(1)	$307,500	$—	$—	$—	$—
Accelerated vesting of stock option awards(2)	—	58,420	—	—	—

Arthur E. Newman
Accelerated vesting of stock option awards(2)	—	433,390	—	—	—

J. Edward Pearson
Accelerated vesting of stock option awards(2)	—	13,750	—	—	—

Kevin P. O’Hara
Accelerated vesting of stock option awards(2)	—	72,960	—	—	—
(1)	Based on the employment agreement described above, based on Mr. Frist’s salary as of December 31, 2007.

(2)	Based on the highest price paid for our stock reported on Nasdaq in the 60 day period prior to December 31, 2007 of $3.50 per share, less the exercise price of any outstanding in-the-money stock options, multiplied by the total of the respective outstanding in-the-money stock options.
Director Compensation
Cash Compensation of Directors. We pay each member of the board, who is not an officer or employee of the company, $1,000 for each board meeting personally attended or attended via teleconference. In addition, we pay non-employee board members $500 for each board committee meeting personally or telephonically attended and pay committee chairpersons $1,000 for each board committee meeting attended. During 2007, we provided Ronald Hinds, our former Audit Committee Chairman, with a payment of $5,000 for his services during the first quarter of 2007.
Equity Compensation of Directors. During 2007, we granted 6,000 options to each non-employee director of the company. The options vested immediately and had an exercise price equal to the fair market value of our common stock on the date of grant pursuant to the provisions of the 2000 Plan as discussed below.
     Employee directors are not eligible for any compensation for service on the board or its committees.

The following table summarizes the compensation for the Company’s non-employee directors during 2007.

	Fees Earned or Paid	Option
Name	in Cash ($) (1)	Awards ($) (2)(3)	Total ($)
James F. Daniell, M.D.	$7,000	$16,140	$23,140
Thompson S. Dent	6,000	16,140	22,140
Frank Gordon	7,500	16,140	23,640
Gerard M. Hayden, Jr.	12,500	16,140	28,640
Ronald Hinds	5,000	—	5,000
Jeffrey L. McLaren	12,500	16,140	28,640
Dale Polley	16,500	16,140	32,640
Linda Rebrovick	10,000	16,140	26,140
Michael Shmerling	7,500	16,140	23,640
William W. Stead, M.D.	9,500	16,140	25,640
(1)	Due to timing of payments to non-employee directors, such amounts may not correspond to actual cash paid during 2007.

(2)	Represents the total value of option awards to directors recognized as an expense during 2007 for financial accounting purposes under SFAS 123R. Option awards granted to directors during 2007 became fully vested upon the date of grant. For significant assumptions with regard to such valuation under SFAS 123R, see Note 11 — Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 28, 2008.

(3)	The aggregate number of option awards outstanding held by directors at fiscal year end 2007 was as follows:

	Option Awards		Option Awards
Name	Outstanding	Name	Outstanding
James F. Daniell, M.D.	46,000	Dale Polley	9,750
Thompson S. Dent	51,000	Linda Rebrovick	36,000
Frank Gordon	36,000	Michael Shmerling	6,000
Gerard M. Hayden, Jr.	9,750	William W. Stead, M.D.	51,000
Jeffrey L. McLaren	36,000

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2008 (unless otherwise noted), for:
•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.
     The percentages of shares outstanding provided in the table are based on 22,331,526 shares outstanding as of March 31, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within 60 days of March 31, 2008 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203.

Name	Number of Shares		Percent
Robert A. Frist, Jr.	5,641,940	(1)	25.3%
T. Rowe Price Associates, Inc.	2,498,500	(2)	11.2%
Morgan Stanley Dean Witter & Co.	1,138,940	(3)	5.1%
Jeffrey L. McLaren	306,555	(4)	1.4%
Arthur E. Newman	291,500	(5)	1.3%
Frank Gordon	263,436	(6)	1.2%
James F. Daniell	85,948	(7)	*
Thompson S. Dent	80,394	(8)	*
Michael Shmerling	77,906	(9)	*
Kevin P. O’Hara	68,500	(10)	*
Linda Rebrovick	56,000	(11)	*
William W. Stead	54,700	(12)	*
J. Edward Pearson	52,550	(13)	*
Dale Polley	14,750	(14)	*
Gerard M. Hayden, Jr.	9,750	(15)	*
Susan A. Brownie	—	(16)	*
All directors and executive officers as a group (14 persons)	7,003,929	(17)	31.4%
* Less than one percent.
(1)	Includes 92,000 shares issuable upon exercise of options.

(2)	100 East Pratt Street, Baltimore, Maryland 21202-1009. Based upon information set forth in Schedule 13G filed with the SEC on February 13, 2008 jointly by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price New Horizons Fund, Inc. (“New Horizons”), these shares are held by various individual and institutional investors for which Price Associates and New Horizons serve as investment advisor with power to direct investments and/or sole power to vote the shares. Price Associates and New Horizons disclaim beneficial ownership of these shares except to the extent of their pecuniary interest in those shares.

(3)	1221 Avenue of the Americas, 39th Floor, New York, New York 10020. Morgan Stanley Venture Partners III, L.P. owns 999,284 common shares. Morgan Stanley Venture Investors III, L.P. owns 95,947 common shares. The Morgan Stanley Venture Partners Entrepreneur Fund,

L.P. owns 43,709 common shares. The General Partner is the general partner of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (collectively, the “Funds”), and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all of the shares held by the Funds. Morgan Stanley Venture Capital III, Inc. is the institutional managing member of the General Partner, and, as such, shares, together with the remaining managing members, the power to direct the actions of the General Partner. Morgan Stanley Dean Witter & Co., as the sole shareholder of Morgan Stanley Venture Capital III, Inc., controls the actions of Morgan Stanley Venture Capital III, Inc.
(4)	Includes 36,000 shares issuable upon exercise of options.

(5)	Includes 258,500 shares issuable upon exercise of options.

(6)	136,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. Also includes 36,000 shares issuable upon exercise of options.

(7)	Includes 46,000 shares issuable upon exercise of options.

(8)	Includes 51,000 shares issuable upon exercise of options.

(9)	Includes 6,000 shares issuable upon exercise of options.

(10)	Includes 68,500 shares issuable upon exercise of options.

(11)	Includes 36,000 shares issuable upon exercise of options.

(12)	Includes 51,000 shares issuable upon exercise of options.

(13)	Includes 39,750 shares issuable upon exercise of options.

(14)	Includes 9,750 shares issuable upon exercise of options.

(15)	Includes 9,750 shares issuable upon exercise of options.

(16)	Mrs. Brownie left the Company on August 10, 2007 and as of such time she owned 58,132 shares of our common stock, including shares acquired through the exercise of stock options. We do not have any information regarding her share ownership after August 10, 2007.

(17)	Includes 740,250 shares issuable upon exercise of options.
Section 16(a) Beneficial Ownership Reporting Compliance
     We believe that during the 2007 fiscal year, all SEC filings of directors, officers and greater than ten-percent shareholders complied with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, except as follows, (1) Susan A. Brownie who failed to timely file one Form 4 reporting grant of stock options, (2) Arthur E. Newman who failed to timely file one Form 4 reporting grant of stock options, (3) J. Edward Pearson who failed to timely file one Form 4 reporting grant of stock options, (4) Kevin P. O’Hara who failed to timely file one Form 4 reporting grant of stock options, (5) Jeffrey L. McLaren who failed to timely file one Form 4 reporting sale of stock, and (6) Michael Shmerling who failed to timely file two Form 4s reporting purchases of stock. This belief is based on our review of forms filed or written representations that no forms were required.

GENERAL INFORMATION
Important Notice Regarding Delivery of Shareholder Documents
     The rules of the Securities and Exchange Commission allow the Company to send a single copy of the Proxy Statement and Annual Report to Shareholders to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family, unless the Company has received contrary instructions from a shareholder. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce the Company’s expenses. The rule applies to the Company’s annual reports and proxy statements. Each shareholder in the household will continue to receive a separate proxy card.
     If your shares are registered in your own name and you would like to receive your own set of the Company’s annual disclosure documents this year or in future years, or if you share an address with another shareholder and together both of you would like to receive only a single set of the Company’s annual disclosure documents, please contact the Company’s Secretary by calling (800) 845-1579 or writing to the Company at HealthStream, Inc., Investor Relations Department, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly. The Company will deliver within 30 days upon oral or written request a separate copy of the Proxy Statement or Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the documents was delivered.
Annual Report
     Our 2007 Annual Report to Shareholders is being mailed to shareholders with this proxy statement. The Annual Report is not part of the proxy solicitation materials.
Additional Information
     A copy of our Annual Report on Form 10-K for the year ended December 31, 2007, excluding certain of the exhibits thereto, may be obtained without charge by writing to HealthStream, Inc., Investor Relations Department, 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 or by making an oral request by calling (615) 301-3237. We will furnish any exhibits to our Annual Report on Form 10-K upon the payment of fees equal to our reasonable expenses in furnishing such exhibits. The Company’s Annual Report on Form 10-K and various other filings also may be accessed in the governance section of our website at www.healthstream.com or www.sec.gov.
Nashville, Tennessee
April 29, 2008

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF HEALTHSTREAM, INC.
     The undersigned shareholder(s) of HealthStream, Inc., a Tennessee corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 29, 2008, and hereby appoints Robert A. Frist, Jr. and Arthur E. Newman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Shareholders of HealthStream, Inc. to be held on Thursday, May 29, 2008 at 2:00 p.m. Central Daylight Time, at 209 10th Avenue, South, Suite 450, Nashville, Tennessee 37203, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:
The Board of Directors recommends a vote “FOR” the election of each of the nominees for director listed in Proposal 1 below and “FOR” Proposal 2 below.
(1) To elect Jeffrey L. McLaren, Linda Rebrovick, and Michael Shmerling for election as Class II directors to the Board of Directors until the 2011 Annual Meeting of Shareholders and until their respective successors are elected and qualified.
☐ FOR all nominees listed below (except as indicated to the contrary below):
Jeffrey L. McLaren, Linda Rebrovick, and Michael Shmerling
☐ WITHHOLD authority to vote for all nominees
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below:

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

☐	FOR	☐	AGAINST	☐	ABSTAIN
(3) To vote in accordance with their best judgment with respect to any other matters which may properly come before the meeting or any adjournment or adjournments thereof.
PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.
     This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted FOR the proposals set forth herein and as the proxies deem advisable on such other matters as may come before the meeting.
Dated: __________ Signature: _____________________________________________
Dated: __________ Signature: _____________________________________________
(This Proxy should be marked, dated, and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)